                        FORM OF AGREEMENT TO PURCHASE SHARES

     THIS AGREEMENT, made and entered into this the 30th day of June, 1993, and amended as of the 15th day of March, 1995, by and between NORTHBROOK LIFE INSURANCE COMPANY (hereinafter the "Company"), on its own behalf and on behalf of the Northbrook Variable Annuity Account II (hereinafter the "Account"), a separate account of the Company, and DEAN WITTER VARIABLE INVESTMENT SERIES, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter the "Trust") and DEAN WITTER DISTRIBUTORS INC. (hereinafter the "Distributor").

     WHEREAS, by resolution of its Board of Directors on May 18, 1990, the Company established the Account to set aside and invest assets attributable to certain variable annuity contracts (hereinafter the "Contracts") issued by the Company;

     WHEREAS, the Company has registered the Account as a unit investment trust under the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act");

     WHEREAS, the Securities and Exchange Commission (hereinafter "S.E.C.") declared the Account's registration statement of the Contract filed under the Securities Act of 1933, as amended, (hereinafter the "1933 Act") effective on September 25, 1990;

     WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the 1940 Act and has filed its registration statement with the S.E.C. which declared such registration statement effective on October 5, 1983;

     WHEREAS, the Distributor is registered as a broker-dealer with the S.E.C. under the Securities Exchange Act of 1934, as amended, (hereinafter the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter "NASD");

     WHEREAS, the Trust is available to act as the investment vehicle for separate accounts established for variable annuity contracts and variable life insurance contracts offered or to be offered by insurance companies which have entered into agreements to purchase shares or participation agreements with the Trust and the Distributor (hereinafter "Participating Insurance Companies");

     WHEREAS, the Trust has obtained an order from the S.E.C., dated November 23, 1994 (File No. 812-9128), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Shared Funding Exemptive Order");

     WHEREAS, the Trust is presently comprised of eleven Portfolios designated as the Money Market Portfolio, the Quality Income Plus Portfolio, the High Yield Portfolio, the Utilities Portfolio, the Dividend Growth Portfolio, the Capital Growth Portfolio, the Global Dividend Growth Portfolio, the European Growth Portfolio, the Pacific Growth Portfolio, the Equity Portfolio and the Managed Assets Portfolio, and other Portfolios may be subsequently established by the Trust (hereinafter the "Portfolios");

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends by purchasing shares of the Portfolios on behalf of the Account to fund the Contracts and the Distributor is authorized to sell such shares to the Company for the benefit of the Account at net asset value without the imposition of any charges;

     NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trust and the Distributor agree as follows:

     1. PURCHASE OF SHARES. In accordance with the Trust's and the Distributor's Distribution Agreement dated June 30, 1993, as amended as of March 15, 1995, (the "Distribution Agreement"), the Company agrees to purchase and redeem the Trust shares of each Portfolio offered by the then current prospectus of the Trust (hereinafter the "Prospectus") included in the Trust's registration statement (hereinafter "the Registration Statement") most recently filed from time to time with the S.E.C. and effective under the 1933 and 1940 Acts or as the Prospectus may be amended or supplemented and filed with the S.E.C. pursuant to the 1933 Act.

     2. SALE OF SHARES. The Distributor agrees to sell shares of the Trust to the Company for allocation to the Account as orders from the Company are received at the next determined net asset value per share after receipt by the Trust or its designee of the order for shares of the Trust, of the applicable Portfolio determined as set forth in the Prospectus.

     3. REDEMPTION OF SHARES. At the Company's request, the Trust agrees to redeem for cash without charge, any full or fractional shares of the Trust held by the Company, executing such requests on a daily basis at the net asset value of applicable Portfolio computed after receipt of the redemption request provided, however, that the Trust reserves the right to suspend the right of redemption or to postpone the date of payment upon redemption of the shares of any Portfolio under the circumstances and for the period of time specified in the Prospectus.

     4. AVAILABILITY OF SHARES. Subject to Sections 3(c) and 4(b) of the Distribution Agreement, the terms of which are incorporated herein by reference, the Trust agrees to make its shares available indefinitely for purchase by the Company.

     5. PAYMENT OF SHARES. The Company shall pay for Trust shares within five days after it places the order for Trust shares. The Trust reserves the right to delay issuing or transferring Trust shares and/or to delay accruing or declaring dividends in accordance with any policy set forth in its then current prospectus with respect to such shares until any payment check has cleared. If the Trust or the Distributor does not receive payment within the five days period, the Trust may, without notice, cancel the order and require the Company to reimburse the Trust promptly for any loss the Trust suffered by reason of the Company failing to timely pay for its shares.

     6. FEE FOR SHARES. The Company shall purchase and redeem shares in the Trust at net asset value and the Company shall not pay any commission, dealers fee or other fee to the Distributor or any other broker dealer.

     7. TRUST'S REGISTRATION STATEMENT AND PROSPECTUS. The Trust shall amend the Registration Statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares and, at its own expense, shall provide the Company with as many copies of its current prospectus as the Company may reasonably request.

     8. INVESTMENT OF ASSETS. The Trust agrees to invest its assets in accordance with the representations made to the Internal Revenue Service in connection with the Company's request for a private letter ruling regarding the ownership of the Trust's shares attached as Exhibit "A" and in accordance with
Section 817(h) of the Internal Revenue Code and Treasury Regulation 1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity contracts and any amendments or other modifications to such Section or Regulations.


     9. ADMINISTRATION OF CONTRACTS. The Company shall be responsible for administering the Contracts and keeping records on the Contracts.

     10. STOCKHOLDER INFORMATION. The Trust shall furnish the Company copies of its proxy material, reports to stockholders and other communication to stockholders in such quantity as the Company shall reasonably require for distributing to owners or participants under the Contracts. The Company will distribute these materials to such owners or participants as required.

     11.  VOTING.   (a) To the extent required by law, the Company shall vote
Trust shares in accordance with instructions received from contract owners. If, however, the 1940 Act or any regulation thereunder should be amended or if the present interpretation thereof should change, and as a result the Company determines that it is permitted to vote the Trust's shares in its own right, it may elect to do so. The Company shall vote shares of a Portfolio for which no instructions have been received in the same proportion as the vote of shareholders of such Portfolio from which instructions have been received.

Neither the Company nor persons under its control shall recommend action in connection with solicitation of proxies for Trust shares allocated to the Account. The Company shall also vote shares it owns that are not attributable to contract owners in the same proportion. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in the Trust calculates voting privileges in a manner consistent with other Participating Insurance Companies.

     (b) The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Trust will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Trust is not one of the trusts described in Section 16(c) of that Act) as well as with
Section 16(a) and, if and when applicable, 16(b). Further, the Trust will act in accordance with the S.E.C.'s interpretation of the requirements of Section 16(a) with respect to periodic elections of trustees and with whatever rules the S.E.C. may promulgate with respect thereto.

     12. COMPANY APPROVAL.    The Trust and the Distributor agree that the
approval of the Company will be required prior to the Trust and the Distributor entering into any new agreements to sell shares of the Trust to other Participating Companies.

     13.  TRUST'S WARRANTY.   The Trust represents and warrants that Trust
shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance in accordance with all applicable federal and state laws.

     14. COMPANY'S WARRANTY. The Company represents and warrants that it is an insurance company duly organized and in good standing under Illinois law and that it has legally and validly established the Account under Section 245.21 of the Illinois Insurance Code and has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for certain Contracts. The Company further represents and warrants that the Contracts will be registered under the 1933 Act and the Contracts will be issued and sold in compliance with all applicable Federal and State laws.

     15. DISTRIBUTOR'S WARRANTY. The Distributor represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the S.E.C. under the 1934 Act. The Distributor further represents that it will sell and distribute the shares in accordance with the 1933, 1934 and 1940 Acts and will not make any representations concerning the Account except those contained in the then current registration statement or related prospectus and any sales literature approved by the Trust. For purposes of this paragraph,
Section 6 of the Distribution Agreement is incorporated in this Agreement.

     16. TERMINATION OF AGREEMENT. The parties may terminate this Agreement as follows:

          (1)(a) at the option of the Company or the Trust or the Distributor upon 90 days' written notice to the other party;

          (b) at the option of the Company if, for any reason, except for those specified in Sections 3(c) and 4(b) of the Distribution Agreement, Trust shares are not available to meet the requirements of the Contracts as determined by the Company; or

          (c) at the option of the Trust upon the NASD, the S.E.C., the Illinois Insurance Commissioner or any other regulatory body instituting legal proceedings against the Company regarding its duties under this Agreement.

          (2) This Agreement shall automatically terminate in the event of its assignment.

     17.  COMPANY'S INDEMNIFICATION AGREEMENT.   (a) The Company agrees to
indemnify and hold harmless the Trust or Distributor and each of their Directors or Trustees who is not an "interested person" of the Trust, as defined in the 1940 Act (collectively, the "Indemnified Parties" for purposes of this paragraph
17) against any losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses or actions to which such Indemnified Parties may become subject, under the Federal securities laws or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by the

Company to provide the services and furnish the materials under terms of this Agreement or which arise from erroneous instructions by the Company to the Distributor concerning the particular Portfolio or Portfolios whose shares are to be allocated to the Account. This indemnity agreement is in addition to any liability which the Company may otherwise have. Provided, however, that in no case is the indemnity of the Company in favor of the Distributor deemed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of its bad faith, wilful misfeasance or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

     (b) The Company will reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending of any such loss, claim, damage, liability or action.

     (c) Promptly after receipt by any of the Indemnified Parties of notice of the commencement of any action, or the making of any claim for which indemnity may apply under this paragraph, the Indemnified Parties will, if a claim thereof is to be made against the Trust, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to the Indemnified Parties otherwise than under this Agreement. In case any such action is brought against the Indemnified Parties, and the Company is notified of the commencement thereof, the Company will be entitled to participate therein and to assume the defense thereof, with counsel satisfactory to the party named in the action, and after notice from the Company to such party of the Company's election to assume the defense thereof, the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     18. TRUST AND DISTRIBUTOR INDEMNIFICATION AGREEMENTS. (a) The Trust and Distributor each agree to indemnify and hold harmless the Company and each of its Directors who is not an "interested person" of the Company, as defined in the 1940 Act (collectively the "Company's Indemnified Parties" for purposes of this paragraph 18) against any losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or expenses or actions to which such Indemnified Parties may become subject, under the Federal securities laws or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

          (i) arise as a result of any failure by the Trust or Distributor to provide the services and furnish the materials under the terms of this Agreement; or

          (ii) arise out of the Trust's or Distributor's failure, whether unintentional or in good faith or otherwise, to comply with the representations made to the Internal Revenue Service attached as Exhibit "A" in connection with the request for a private letter ruling regarding the ownership of Trust shares; or

          (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in registration statement or prospectus or sales literature of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to the Company's Indemnified Parties if such statement or omission was made in reliance upon and in conformity with information furnished to the Trust or Distributor by or on behalf of the Company for use in the registration statement or prospectus for the Trust or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Trust shares; or

          (iv) arise out of or result from any material breach of any representation and/or warranty made by the Trust or the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust or the Distributor, including a failure, whether unintentional or in good faith or otherwise, to comply with the requirements specified in paragraph 8 of this Agreement.

     (b) The Trust represents and warrants that the Trust will at all times invest its assets in such a manner as to ensure that the Contracts will be treated as an annuity under the Internal Revenue Code and the regulations thereunder. Without limiting the scope of the foregoing, the Trust will at all times comply with Section 817(h) of the Code and Treas. Reg. Sec. 1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity contracts and any amendments or other modifications to such section or Regulations.

     (c) Trust shares will not be sold to any person or entity that would result in the Contracts not being treated as annuity contracts in accordance with the statutes and regulations referred to in the preceding paragraph.

     (d) The Trust and the Distributor will reimburse the Company for any legal or other expenses reasonably incurred by the Company's Indemnified Parties in connection with investigating or defending of any such loss, claim, damage, liability or action.

     (e) Promptly after receipt by any of the Company's Indemnified Parties of notice of the commencement of any action, or the making of any claim for which indemnity may apply under this paragraph, the Company's Indemnified Parties will, if a claim in respect thereof is to be made against the Company, notify the Trust or the Distributor of commencement thereof; but the omission so to notify the Trust or the Distributor will not relieve the Trust or the Distributor from any liability which it may have to the Company's Indemnified Parties otherwise than under this Agreement. In case any such action is brought against the Company's Indemnified Parties, and the Trust or the Distributor is notified of the commencement thereof, the Trust or the Distributor will be entitled to participate therein and to assume the defense thereof, with counsel satisfactory to the party named in the action, and after notice from the Trust or the Distributor to such party of the Trust's or the Distributor's election to assume the defense thereof, the Trust or the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

     19. INDEMNIFICATION OF TRUST BY OR OF DISTRIBUTOR. For purposes of this Agreement, the Trust and the Distributor shall indemnify each other according to the terms of the Distribution Agreement the terms of which are incorporated by reference.

     20. POTENTIAL CONFLICTS. (a) The Trustees of the Trust will monitor the operations of the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Trust. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable Federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any Portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or
(vi) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

     (b) The Company will report any potential or existing conflicts of which it is aware to the Trustees of the Trust. The Company will assist the Trustees in carrying out their responsibilities under the Shared Funding Exemptive Order, by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Trustees whenever contract owner voting instructions are disregarded.

     (c) If it is determined by a majority of the Trustees, or a majority of the Trustees who are not parties to this Agreement or interested persons of any such party and who have no direct or indirect financial interest in this Agreement or any agreement related thereto (the "Independent Trustees"), that a material irreconcilable conflict exists, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the Independent Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (i) withdrawing the assets allocable to the Account from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of variable annuity contract owners invested in the Account from those of any other appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the contract owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account.

     (d) If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the Account's investment in the Trust and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and until the end of that six month period the Distributor and Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

     (e) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six months after the Trustees inform the Company in writing that they have determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Trustees. Until the end of the foregoing six month period, the Distributor and Trust shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Trust.

     (f) For purposes of sections (c) through (f) of this paragraph, a majority of the Independent Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new funding medium for the Contracts. The Company shall not be required by section (c) to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Independent Trustees.

     (g) If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable; and (b) paragraphs 11(a), 11(b), 20(a), 20(b), 20(c), 20(d), 20(e) and 20(f) of
this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such paragraphs are contained in such Rule(s) as so amended or adopted.

     21. DURATION OF THIS AGREEMENT. This Agreement, as amended, shall remain in force until April 30, 1995 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust, cast in person or by proxy. This Agreement also may be terminated in accordance with paragraph 16 hereof.

     The terms "vote of a majority of the outstanding voting securities","assignment" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act.

     22. AMENDMENTS OF THIS AGREEMENT. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Trust, or by the vote of a majority of outstanding voting securities of the Trust, and (ii) a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party and who have no direct or indirect financial interest in this Agreement or in any agreement related thereto, cast in person at a meeting called for the purpose of voting on such approval.

     23. GOVERNING LAW. This Agreement shall be construed in accordance with the law of the State of Illinois and the applicable provisions of the 1933, 1934 and 1940 Acts and the rules and regulations and rulings thereunder including such exemptions from those statutes, rules and regulations as the S.E.C. may grant and the terms hereof shall be interpreted and construed in accordance therewith. To the extent the applicable law of the State of Illinois, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise the remainder of the Agreement shall not be affected thereby.

     24. PERSONAL LIABILITY. The Declaration of Trust establishing Dean Witter Variable Investment Series, dated February 24, 1983, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Dean Witter Variable Investment Series refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Dean Witter Variable Investment Series shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Dean Witter Variable Investment Series, but the Trust Estate only shall be liable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement, as amended, to be duly executed as of March 15, 1995.

                                        COMPANY:

ATTEST:                                 NORTHBROOK LIFE INSURANCE COMPANY

/s/                                      By: /s/
-----------------------------------         -------------------------------


                                        TRUST:

ATTEST:                                 DEAN WITTER VARIABLE INVESTMENT SERIES

/s/                                      By: /s/
-----------------------------------         -------------------------------


                                        DISTRIBUTOR:

ATTEST:                                 DEAN WITTER DISTRIBUTORS INC.

/s/                                      By: /s/
-----------------------------------         -------------------------------

                                                                       EXHIBIT A

INDEX NUMBER: 0061.19-00

"This document may not be used or cited as precedent. Section 6110(j)(3) of the Internal Revenue Code."

Mr. Paul J. Overberg                    Mr. J.C. Strickland
Senior Vice President and
   Chief Actuary                        (202) 566-4495
Northbrook Life Insurance Co.
Allstate Plaza                          CC:C:C:3:3--3G6488
Northbrook, Illinois 60062              Dec. 01, 1983

Company             =    Northbrook Life Insurance Company
                         EIN:  36-3001527

Corp. P             =    Allstate Insurance Company

Corp. GP            =    Sears, Roebuck and Co.

Corp. S-1           =    Dean Witter Reynolds Inc.

Account S           =    Northbrook Variable Annuity Account

Fund F              =    Dean Witter Variable
                         Annuity Investment Series

Portfolio 1         =    Money Market Portfolio of Fund F

Portfolio 2         =    High Yield Portfolio of Fund F

Portfolio 3         =    Equity Portfolio of Fund F

State X             =    Illinois

State Y             =    Massachusetts

the Contract        =    flexible premium, deferred, variable annuity contract,
                         number NLU2, to be issued by the Company


Dear Mr. Overberg:

     This is in reply to a letter dated July 25, 1983, requesting rulings concerning the federal income tax consequences of the sale and administration of certain annuity contracts. Additional information was submitted in letters dated September 1 and September 9, 1983. The information submitted for our consideration is substantially summarized below.

     The Company is a stock life insurance company organized and operated under the laws of State X. It is a life insurance company as defined by section 801(a) of the Internal Revenue Code. It is a wholly-owned subsidiary of Corp. P. which, in turn, is a wholly-owned subsidiary of Corp. GP.

     The Company has developed a flexible premium, deferred, "variable" annuity contract ("the Contract") with reserves based on a separate account (Account S) established and regulated in accordance with the insurance laws of State X. Account S is a unit investment trust and is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act). The Contracts provide for the allocation of all amounts received under the Contracts to the general account of the Company, one or more of the sub-accounts of Account S or any combination of the foregoing, in accordance with the Contract owner's allocation specified in the contract application or in a subsequent written notice to the Company. Account S has been divided into three subaccounts, each of which invests solely in the shares of a specific Portfolio of Fund F.

     Fund F is a diversified, open-end management investment company organized under the laws of State Y as a business trust and is registered with the SEC under the 1940 Act. Fund F has three Portfolios (Portfolios 1-3) which have different investment strategies. The investment performance of a Portfolio has no effect on the investment performance of any other Portfolio. The manager and investment adviser of Fund F is Corp. S-1 which is a second tier wholly-owned subsidiary of Corp. GP. Corp. S-1 is also the distributor of the Contracts. Corp. S-1 is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 and is paid a management fee by Fund F.

     The Contract will be issued by Company to a contract owner who may or may not be the annuitant. The Contract will be available for purchase by individuals covered under certain tax qualified annuity or retirement plans (e.g. plans adopted pursuant to section 403(b) and individual retirement annuities under section 408 of the Code), for individuals covered under retirement plans which do not qualify for special tax treatment, and for individuals not covered under any retirement plan.

     The Contract provides for a minimum first purchase payment of at least $5,000 unless the Contract is issued under a tax qualified annuity or retirement plan, in which case the minimum first purchase payment must be at least $50. Future purchase payments must be at least $50 or more. The amount of subsequent payments are determined by the contract owner. However, the Company has the right to limit annual payments after the first contract year to three times the total payments made in the first contract year.

     The amount of each payment, net of any taxes, will be allocated to the general account of the Company, one or more sub-accounts of Account S, or any combination of the above, in accordance with the contract owner's allocation (as specified in the Contract application or subsequent written notice to the Company).

     Payments allocated to the Company's general account are applied to purchase accumulation units in the general account (fixed accumulation units). Interest is credited to the fixed accumulation units at a rate which may differ depending on the date of the underlying payments. Interest will be guaranteed for at least one year and will not be less than a minimum annual effective rate of 4 percent.

     Payments allocated to a sub-account of Account S are applied to purchase accumulation units in the sub-account (variable accumulation units). The variable accumulation units in each sub-account of Account S represent a proportionate interest in the net value of the assets (i.e., shares of one series of Fund F) of the sub-account. The value of the variable accumulation units will vary depending on the value of the Fund F stock held by the sub-account. The value of the Fund F stock will vary depending on the investment experience of Fund F.

     Payments allocated to the Company's general account become a part of the assets held by the general account. The general account maintains a diversified portfolio of investments. Payments allocated to each sub-account of Account S under the Contracts are used to purchase, at their net asset value, shares of a Portfolio of Fund F (Portfolio 1 through Portfolio 3), each of which has its own investment strategy. All dividends and capital gain distributions from a Portfolio of Fund F are reinvested in shares of the distributing Portfolio at their net asset value and such shares are credited to the appropriate sub-account of Account S.

     The Company may substitute shares of other registered open-end management investment companies upon notice to the contract owners and, to the extent required by the 1940 Act, upon approval by the SEC. The Company may establish additional sub-accounts of Account S to invest in shares of other Portfolios of Fund F that could be established in the future.

     The Company imposes certain charges with respect to the Contracts. An annual contract maintenance charge is deducted from the value of the accumulation units. The Company also deducts a daily mortality and expense risk charge.

     Annuity benefits begin on the "income starting date" selected by the contract owner, which must be the first day of a calendar month and at least one month after the issue date of the Contract. The income starting date cannot be later than the first day of the calendar month following the annuitant's 75th birthday. The owner may elect one of several annuity options.

     A contract owner may surrender the Contract (in whole or in part) for the value of the accumulation units held under the Contract at any time before the earlier of the income starting date or the death of the annuitant. Such withdrawals may be subject to surrender charges depending upon how long the original payments were held by the Company.

     In connection with the issuance and administration of the Contracts, the following representations have been made:

          (a) No variable annuity contract owner will have a legally binding right to require the Company, Account S or Fund F to acquire any particular investment item with purchase payments or other amounts paid to, or earned by, the Company, Account S, or Fund F. Furthermore, there will be no prearranged plan between any contract owner and the Company for the Company, Account S, or Fund F to invest any purchase payments or other amounts they receive in any particular investment item. However, contract owners may be informed of the general investment strategy to be followed.

          Contract owners will be permitted to choose among broad investment strategies which initially will include stocks, bonds, and money market instruments such as instruments of financial institutions, instruments of government bodies, and U.S. Government securities.

          (b) No contract owner will have any legal, equitable, direct, indirect, or other interest in any specific investment item held by the Company, Account S, or Fund F. A contract owner will have only a contractual claim against the Company for cash as a result of purchasing an annuity.

          (c) The Company, in its general account, will maintain a diversified portfolio of investments. Within 365 calendar days of the later of the formation of Account S or the date of receipt of the first purchase payment income (directly, indirectly, constructively or otherwise) by the Company or Account S from the sale of the Contract, each Portfolio of Fund F will diversify its respective portfolio of investments. Thereafter, each Portfolio of Fund F will maintain a diversified portfolio of investments. For purposes of this representation, a portfolio is diversified if:

               (1) No more than 10 percent of the fair market value of the total assets of the portfolio is invested in securities of any one issuer, in any one real property project, or in any one commodity;

               (2) investments in financial institutions are restricted, so that no single type of portfolio investment (for example, certificates of deposit, mortgages originating in and serviced by the financial institution, and demand deposits) in financial institutions accounts for more than 55 percent of the fair market value of the total assets of the portfolio;

               (3) Notwithstanding the 10 percent limitation in (1) above, the direct and indirect investment in U.S. Treasury securities may total but not exceed 55 percent of the fair market value of the total assets of the portfolio;

               (4) the total, direct and indirect, investment in U.S. Treasury securities and certificates of deposit in financial institutions (that is, savings and loan associations, banks, and savings banks) does not exceed 65 percent of the total fair market value of the total assets of the portfolio;

               (5) the portfolio meets the requirements of (1) and through (4) above on the last day of each calendar month.

               Active business checking accounts are excluded in determining whether there is diversification. For the first 10 working days after receipt (including the day of receipt), newly acquired annuity purchase payments are excluded in determining whether there is diversification.

               For purposes of this representation, the term "security" is defined as any certificate of deposit, mortgage, money market account, time deposit, repurchase agreement, mortgage participation certificate, and any item defined as a security in section 2(a)(36) of the 1940 Act, 15 U.S.C.A. section 80a-2(a)(36).

               For purposes of this representation the term "issuer" is defined as the U.S. Treasury, an agency or instrumentality of the U.S. Government, a State, an agency, instrumentality or political subdivision of a State (whether incorporated or not), a foreign government or instrumentality thereof, and any person as defined in section 2(a)(28) of the 1940 Act.

               For purposes of this representation the term "real property project" is defined as a single, identifiable tract, group of tracts, building, group of buildings, or combination of tracts and buildings.

               For purposes of this representation the term "commodity" is defined as any grouping of tangible personal property whose individual elements are usually considered to be fungible. A commodity can be a raw material, a refined material, or a manufactured product. The term commodity includes, for example, but is not limited to, agricultural products (including livestock), timber and timber products, gold, silver, copper, diamonds, any foreign currency, oil, natural gas, and all contracts involving the current or future purchase or sale of a commodity. If an investment item is defined in this paragraph and is also defined as a security, it will be considered to be defined only in this paragraph.

               Each Portfolio of Fund F intends to operate on a continuing basis. There is no plan or intention for any Portfolio of Fund F to liquidate, to transfer its assets to any individual or entity, to merge with any entity or to otherwise cease operations.

               There is no plan or intention for the Company to form any separate account, subsidiary, or other entity; to cause any exchange, cancellation, or modification of any annuity or insurance policy; or to otherwise use any device to extend beyond 365 days the time in which diversification will be obtained.

          (d) If FSLIC, FDIC or other governmental insurance is available in connection with any investment item, it inures only to the benefit of the Company, Account S, or Fund F and not directly to the benefit of any individual annuity policyholder.

          (e) For purposes of determining the treatment of the interest to be credited to the fixed accumulation units under the Contract, the Contract will be either (1) a "qualified contract" within the meaning of section 805(f) of the Code to which "qualified guaranteed interest" under section 805(e)(5) is credited or (2) a contract described in section 805(d) to which the alternative limitation allowed by section 809(f)(2)(A) is applicable.

     Rev. Rul. 77-85, 1977-1 C.B. 12, holds that the purchaser of an "investment" annuity contract, by means of which the purchaser selected and controlled one or more investments in a portfolio which comprised a separate account of the life insurance company issuing the contract, was considered the owner of those investments for federal income tax purposes.

     Rev. Rul. 80-274, 1980-2 C.B. 27, holds that the purchaser of an annuity contract, who was able to direct the funding of his annuity by specifying the savings and loan association and the certificates of deposit in which his purchase payments would be invested, was considered the owner of those certificates for federal income tax purposes.

     Rev. Rul. 81-225, 1981-2 C.B. 12, clarified the applicability of the previously cited revenue rulings to mutual fund investments by holding that the policyholders of certain variable annuity contracts, whose purchase payments were invested solely in publicly available mutual fund shares, would be considered the owners of those shares for federal income tax purposes.
Situation 5 of that ruling holds that under certain circumstances the policyholders will not be considered to be the owners of the mutual fund shares.

     Rev. Rul. 82-54, 1982-1 C.B. 11, concerns an insurance company which had funded its deferred annuity contracts through a separate account whose assets were invested in three mutual funds, the shares of which were not sold to the general public. The policyholders could direct that their annuity purchase payments be invested in shares of any or all of the three mutual funds. Rev. Rul. 82-54 holds that the insurance company, and not the policyholder, is the owner of the mutual fund shares for federal income tax purposes.

     Based solely on the information submitted and the representations set forth above, and provided the conditions listed below are met, it is held as follows:

          (1) For federal income tax purposes, the assets held by the Company in its general account and/or by the Portfolios of Fund F, pursuant to the provisions of the Contracts described above, are owned by the Company and/or by Fund F (or the Portfolios if appropriate) and not by the contract owners, or by any annuitant or beneficiary under the Contracts.

          (2) For federal income tax purposes, any income, gain, or loss recognized with respect to the assets held by the Company in its general account and by Fund F (or the Portfolios if appropriate), pursuant to the provisions of the Contracts, is includible in the computation of income of the Company or Fund F (or the Portfolios if appropriate) respectively, and is not the income, gain or loss of the contract owners, or of any annuitant or beneficiary under the Contracts.

          (3) For federal income tax purposes, the stock of Fund F held by the Company (through Account S), pursuant to the provisions of the Contracts described above, is owned by the Company and not by the contract owners, or by any annuitant or beneficiary under the Contracts.

          (4) For federal income tax purposes, any income, gain, or loss recognized with respect to the stock of Fund F held by the Company (through Account S), pursuant to the provisions of the Contracts, is includible in the computation of income of the Company and is not the income, gain, or loss of the contract owners, or of any annuitant or beneficiary under the Contracts.

     With respect to the general account of the Company the rulings above are subject to the condition that the general account not only meets the representations indicated but also meets the following condition:

     (A) The general account must meet the diversification tests of representation (c) above.

     The diversification tests of representation (c) above apply only to investment assets. Assets held by the general account and Fund F that are not investment assets are excluded in making the percentage calculations.

     No opinion is expressed about the tax treatment of any conditions existing at the time of, or effects resulting from, the sale and/or administration of the Contracts that are not specifically covered by the rulings in this letter.

     This ruling letter is directed only to the taxpayer who requested it.
Section 6110(j)(3) of the Internal Revenue Code provides that it may not be used or cited as precedent.

     A copy of this letter should be attached to the federal income tax return(s) of the taxpayer involved for the taxable year(s) in which the Contracts are sold and/or administered.

     Pursuant to the power attorney on file in this office a copy of this letter is being sent to your authorized representative.


                                        Sincerely yours,




                                        Anthony Manzanares, Jr.
                                        Chief, Corporation Tax Branch